Exhibit 99.1


NEWS RELEASE
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DST Systems, Inc.                     Contact:
333 West 11th Street                  Thomas A. McDonnell (816) 435-8684
Kansas City, MO                       President and Chief Executive Officer
64105-1594
                                      Kenneth V. Hager (816) 435-8603
NYSE Symbol: DST                      Vice President and Chief Financial Officer
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FOR IMMEDIATE RELEASE

       Thomas A. McCullough, Chief Operating Officer, to Retire After More
                    Than Twenty Years with DST Systems, Inc.

            DST Systems, Inc. (DST) Announces Organizational Changes

KANSAS CITY, MO., February 26, 2009 - Thomas A. McCullough, chief operating officer of DST Systems, Inc. (NYSE: DST), has announced his plans to retire as of December 31, 2009. For more than 21 years, Mr. McCullough has been an integral part of DST and a recognized leader in the Financial Services Industry. He has represented DST well and has built a strong management team that will continue to provide the high level of service that distinguishes DST in the marketplace. Mr. McCullough will continue to serve on the boards of DST and Boston Financial Data Services (Boston Financial).

Stephen C. Hooley, president and chief executive officer of Boston Financial, a 50 percent owned joint venture of DST and State Street Corporation (State Street), will join DST as president and chief operating officer on July 1, 2009, reporting to Thomas A. McDonnell, chief executive officer of DST. Mr. Hooley will also assume Mr. McCullough's role as chairman of Boston Financial. Mr. Hooley will continue his involvement with International Financial Data Services, a 50 percent owned joint venture of DST and State Street located in Canada, the United Kingdom, Luxembourg, and Ireland. Mr. Hooley has served as president and chief executive officer of Boston Financial for the past five years. Prior to joining Boston Financial, Mr. Hooley was a senior vice president of State
Street. During his tenure at State Street, Mr. Hooley held senior roles in Institutional Investor Servicing and information technology. He also managed the integration of the Deutsche Bank Global Security Services business.

Terry L. Metzger, executive vice president and chief operating officer of Boston Financial, will succeed Mr. Hooley as president and chief executive officer of Boston Financial, effective July 1, 2009. Mr. Metzger has served as executive vice president and chief operating officer of Boston Financial for five years. Prior to that, he spent more than 24 years at DST where his responsibilities included managing several mutual fund customer relationships.

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

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